EXHIBIT 6(k)

ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT

(LAKE MEAD CROSSING- SHOPPING CENTER)

This ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT (this "Assignment") is made and entered into as of November 6, 2015, by and among GK DEVELOPMENT, INC., an Illinois corporation ("Assignor"), LAKE MEAD DEVELOPMENT, LLC, a Delaware limited liability company ("Development LLC"), and LAKE MEAD PARTNERS, LLC, a Delaware limited liability company ("Partners LLC").

RECITALS

A. WHEREAS, Assignor and LAKE MEAD CROSSING, L.L.C., a Nevada limited liability company ("Seller"), previously entered into that certain Purchase and Sale Agreement, dated as of September 9, 2015, as amended by that certain First Amendment to Purchase and Sale Agreement dated October 8, 2015, as further amended by that certain Second Amendment to Purchase and Sale Agreement dated October 12, 2015 (as so amended, collectively, the "Purchase Agreement"), pursuant to which Seller agreed to sell to Assignor, and Assignor agreed to purchase from Seller, the Property (as defined in the Purchase Agreement), in accordance with the tenns and conditions set fotih in the Purchase Agreement.

B. WHEREAS, Assignor desires to assign all of its right, title and interest in, to and under the Purchase Agreement to Development LLC and Partners LLC as provided herein, and Development LLC and Partners LLq desire to accept such assignment and assume all of Assignor's duties and obligations under the Purchase Agreement that arise and accrue from and after the date of this Assignment to the extent proviqed herein, all upon and subject to the termand provisions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration ofthe foregoing Recitals, the mutual agreement of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Incorporation of Recitals. The foregoing Recitals are, by this reference, incorporated into the body of this Assignment as if the same had been set forth in the body of this Assignment in their entirety.

2. Assignment to Development LLC. Assignor hereby assigns, conveys, transfers and sets over to Development LLC all of Assignor's right, title and interest in, to and under the Purchase Agreement with respect to the that certain property located in Henderson, Nevada, as legally described on Exhibit A attached hereto and made a part hereof ("Parcel 1-C"), it being agreed that Development LLC shall be the "Purchaser" for all purposes of the Purchase Agreement from and after the date hereof with respect to Parcel 1-C.

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3. Assignment to Partners LLC. Assignor hereby assigns, conveys, transfers and sets over to Partners LLC all of Assignor's right, title and interest in, to and under the Purchase Agreement with respect to the that certain property located in Henderson, Nevada, as legally described on Exhibit A-1 attached hereto and made a part hereof ("Parcel1-D/1-E"), it being agreed that Partners LLC shall be the "Purchaser" for all purposes of the Purchase Agreement from and after the date hereof with respect to Parcel 1-D/1-E.

4.Acceptance of Assignment and Assumption. Development LLC hereby accepts the foregoing assignment and hereby assumes, and agrees to perform, all of Assignor's duties and obligations under the Purchase Agreement that arise and accrue from and after the date of this Assignment but only with respect to Parcel 1-C. Partners LLC hereby accepts the foregoing assignment and hereby assumes, and agrees to perform, all of Assignor's duties and obligations under the Purchase Agreement that arise and accrue from and after the date of this Assignment but only with respect to Parcel1-D/1-E.

5. Severability. If any provision of this Assignment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions of this Assignment shall remain in full force and effect and this Assignment shall be interpreted as if such illegal, invalid or unenforceable provision did not exist.

6. Binding Effect. Each provision ofthis Assignment shall extend to and shall bind and inure to the benefit of Assignor, Development LLC and Partners LLC and their respective heirs, legal representatives, successors and assigns.

7. Entire Agreement. This Assignment contains the entire agreement of Assignor, Development LLC and Partners LLC with respect to subject matter hereof. No prior agreements or understandings with respect to the subject matter hereof shall be valid or of any force or effect.

8. Governing Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State oflllinois.

9. Counterparts. This Assignment may be executed in separate counterparts, each of which shall constitute an original copy hereof, but all of which shall constitute but oneand the same agreement.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows]

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IN WITNESS-WHEREOF,Assignor,DevelopmentLLC and Pattners LLC have executed and delivered this Assignment as of the date first set forth above.

ASSIGNOR:

GK DEVELOPMENT, INC, an Illinois corporation,

By:	/s/ Garo Kholamian
Name:	Garo Kholamian
Titl:e:	President

DEVELOPMENT LLC:

LAKE MEAD DEVELOPMENT, LLC, a Deluware limited liability company

By:	GK DEVELOPMENT, INC.,
an Illinois corporation, Manager

	By:	/s/ Garo Kholamian
Garo Kholamian, President

PARTNERS LLC:

LAKE MEAD PARTNERS, LLC, a Delaware limited liability company

By:	GK DEVELOPMENT, INC., an Illinois corporation, Manager

	By:	/s/ Garo Kholamian
Garo Kholamian, President

[Signature Page to Assignment and Assumption of Agreement of Purchase and Sale]

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